This announcement is neither an offer to purchase nor a solicitation of an offer to sell any Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                           NOTICE OF OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of
                          CONVERGENT GROUP CORPORATION
                                       at
                               $8.00 Net Per Share
                                       by
                        CONVERGENT ACQUISITION SUB, INC.
                            a wholly owned subsidiary
                                       of
                         CONVERGENT HOLDING CORPORATION
                            a wholly owned subsidiary
                                       of
                       SCHLUMBERGER TECHNOLOGY CORPORATION

     Convergent Acquisition Sub, Inc. (the "Purchaser"), a wholly owned subsidiary of Convergent Holding Corporation (the "Parent"), which in turn is a wholly owned subsidiary of Schlumberger Technology Corporation ("STC"), is offering to purchase all of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Convergent Group Corporation ("Convergent"), at a price of $8.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 27, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer is a third party tender offer by the Purchaser to purchase all Shares at the Offer Price tendered pursuant to the Offer. Following the consummation of the Offer, the Purchaser and Parent intend to effect the Merger (as defined below) in the manner described below.

     THE OFFER IS NOT CONDITIONED UPON THE PURCHASER OBTAINING FINANCING. THE OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. PLEASE SEE "THE TENDER OFFER - CONDITIONS OF OUR OFFER" IN THE OFFER TO PURCHASE.

--------------------------------------------------------------------------------

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 27, 2000, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE SHALL HAVE BEEN VALIDLY TENDERED, AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, NOT LESS THAN THAT NUMBER OF SHARES WHICH, WHEN ADDED WITH THE SHARES BENEFICIALLY OWNED BY STC, THE PARENT AND THE PURCHASER, AND WHEN ADDED TO THE SHARES TO BE CONTRIBUTED TO THE PARENT PURSUANT TO THE CONTRIBUTION AGREEMENT (AS DEFINED BELOW), CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, EXCLUDING ANY SHARES HELD BY CONVERGENT OR ANY OF ITS SUBSIDIARIES, AND (2) ALL MATERIAL GOVERNMENTAL OR REGULATORY NOTICES, APPROVALS OR OTHER REQUIREMENTS NECESSARY TO CONSUMMATE THE MERGER SHALL HAVE BEEN GIVEN, OBTAINED OR COMPLIED WITH, INCLUDING THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE U.S. ANTITRUST LAWS.

     CONVERGENT'S BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD (THE "SPECIAL COMMITTEE"), (1) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF CONVERGENT'S STOCKHOLDERS, (2) UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (3) UNANIMOUSLY RECOMMENDS THAT CONVERGENT'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 13, 2000 (the "Merger Agreement"), by and among STC, the Parent, the Purchaser and Convergent. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, the Purchaser will be merged with and into Convergent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time of the Merger (other than Shares held in the treasury of Convergent and other than shares held by stockholders who will have demanded and perfected appraisal rights under applicable law), will be canceled and converted automatically into the right to receive $8.00 in cash (or any higher price that may be paid per share in the Offer) without interest. The Merger Agreement is more fully described in the Offer to Purchase.

     Prior to the execution of the Merger Agreement, Cinergy Ventures, LLC ("Cinergy") and certain officers of Convergent (the "Management Investors") entered into a Subscription and Contribution Agreement (the "Contribution Agreement"), pursuant to which such parties agreed to contribute a certain portion of their Shares (the "Contribution Shares") to the Parent prior to the Merger and to tender the remaining portion of their Shares in the Offer. The Contribution Shares represent approximately 28.3% of the Shares on a fully diluted basis. There are potential conflicts of interest that the board and the Special Committee had to consider with respect to the transaction, which are described in more detail in the Offer to Purchase.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn, if and when Purchaser gives oral or written notice to Citibank, N.A. (the "Depositary") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer, including during any subsequent offering period, will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of an extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing Shares (the "Share Certificates") or confirmation of the book-entry transfer of such Shares in the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Offer to Purchase, (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or (in the case of a book-entry transfer) an Agent's Message (as defined in "The Tender Offer - Acceptance for Payment and Payment for Shares" in the Offer to Purchase) and (3) any other documents required by the Letter of Transmittal.

     Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, November 27, 2000, unless Purchaser, subject to the terms of the Merger Agreement, has extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     In addition, following the Expiration Date (as it may be so extended) and the purchase of Shares in the Offer, there may be a subsequent offering period, lasting for at least three and not more than 20 business days; stockholders who tender Shares during a subsequent offering period will not have the right to withdraw their Shares during such subsequent offering period. Purchaser does not currently intend to include a subsequent offering period, although it reserves the right to do so in its sole discretion regardless of whether or not the events or the facts set forth in "The Tender Offer - Conditions of Our Offer," of the Offer to Purchase have occurred. If Purchaser shall have acquired less than 90% of the Shares on the Expiration Date of the Offer, it may elect to provide a subsequent offering period. Pursuant to Rule 14d-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a subsequent offering period, if one is included.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares (except during any subsequent offering period) may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after December 27, 2000 or at such later time as may apply if the Offer is extended except for an extension pursuant to Rule 14d-11 under the Exchange Act. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in "The Tender Offer - Acceptance for Payment and Payment for Shares" in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures. However, withdrawn Shares may be re-tendered again by following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

     The receipt of cash in exchange for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss should be capital gain or loss, and should be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gain is 20%, and the deductibility of capital losses is subject to certain limitations. All stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger. See "The Tender Offer - Material Federal Income Tax Consequences" in the Offer to Purchase.

     The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     Convergent has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the stockholder list, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and request for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained at Purchaser's expense from the Information Agent. Neither Parent nor Purchaser will pay any fees or commission to any broker, dealer or (other person other than the Information Agent and Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.

                                 77 Water Street
                               New York, NY 10005

                  Bank and Brokers Call Collect (212) 425-1685
                    ALL OTHERS CALL TOLL-FREE (800) 714-3305



                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                              388 Greenwich Street
                            New York, New York 10013

                          Call Toll-Free (877) 518-9871

October 27, 2000